                                                                Exhibit (a)(8)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares or ADSs (as each is defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase dated February 21, 2001 and the related ADS Letter of Transmittal. The Venezuelan Offer (as defined below) is made solely by the Venezuelan Offer to Purchase and Supplement
  (as defined below) and the related Share Letter of Transmittal. The Offers (as defined below) are not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the making of the Offers or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offers in any jurisdiction and extend the Offers to holders of Shares or ADSs in such jurisdiction. In those jurisdictions where it is required that the Offers be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                 [PRIMOR LOGO]

                        U.S. Offer to Purchase for Cash
                  All Outstanding American Depositary Shares
               (each ADS representing 60 shares of common stock)
                                      of
                                 MAVESA, S.A.
                                      at
                 US$8.501324822 Per American Depositary Share

                                      and

                     Venezuelan Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                                 MAVESA, S.A.
                                      at
                   US$0.1416887470 Per Share of Common Stock

                                      by

                           PRIMOR INVERSIONES, C.A.
                         a wholly owned subsidiary of
                            PRIMOR ALIMENTOS, C.A.

   Primor Inversiones, C.A., a corporation organized under the laws of Venezuela ("Purchaser") and a wholly owned subsidiary of Primor Alimentos, C.A., a corporation organized under the laws of Venezuela, is offering to purchase for cash all outstanding American Depositary Shares ("ADSs") of Mavesa, S.A., a sociedad anonima organized under the laws of Venezuela ("Mavesa"), at a price of US$8.501324822 per ADS, net to the seller in cash less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated February 21, 2001 (the "U.S. Offer to Purchase") and in the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). Each ADS represents 60 shares of Mavesa common stock ("Shares"). The U.S. Offer is open to all holders of ADSs.

   The U.S. Offer is being made in conjunction with an offer by Purchaser for all outstanding Shares at a price of US$0.1416887470 per Share, net to the seller in cash less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the Venezuelan Offer to Purchase dated February 21, 2001 (the "Venezuelan Offer to Purchase") and the Supplement to the Venezuelan Offer to Purchase dated February 21, 2001 (the "Supplement" and, together with the Venezuelan Offer to Purchase, the "Venezuelan Offer to Purchase and Supplement") and in the related Share Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers"). The Venezuelan Offer is open to all holders of Shares.

   Purchaser may purchase Shares during, but outside of, the U.S. Offer pursuant to the Venezuelan Offer and may purchase Shares (in the form of ADSs) during, but outside of, the Venezuelan Offer pursuant to the U.S. Offer. The price paid in the Venezuelan Offer and in the U.S. Offer will be the same on a per Share basis. Each sale of ADSs pursuant to the U.S. Offer will be settled in U.S. dollars. Each sale of Shares pursuant to the Venezuelan Offer will be settled, at the tendering shareholder's election, in U.S. dollars or Venezuelan Bolivares. Purchaser is seeking to purchase all outstanding ADSs and Shares pursuant to the Offers.

   Purchaser currently does not have any plans or proposals following completion of the Offers for any subsequent offering period or any second-step merger or other business combination that would cause Shares and ADSs which are not tendered pursuant to the Offers to be cashed out in a merger or similar transaction, but Purchaser reserves the right to propose such a transaction in the future.


      THE U.S. OFFER AND THE VENEZUELAN OFFER, AND THE WITHDRAWAL RIGHTS THEREFROM, WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME (5:00 P.M.,
          CARACAS TIME), ON TUESDAY, MARCH 27, 2001, UNLESS EXTENDED.


   The Purchaser's obligation to accept ADSs and Shares for purchase under the Offers is subject to a number of conditions including, among other things, there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares (including Shares represented by ADSs). Each Offer is also subject to other conditions set forth in the U.S. Offer to Purchase and the Venezuelan Offer to Purchase and Supplement.

   If any condition to the U.S. Offer is not satisfied, Purchaser may, subject to applicable laws and regulations, (i) terminate the U.S. Offer and return all tendered ADSs to tendering securityholders, (ii) extend the U.S. Offer and, subject to withdrawal rights as set forth below, retain all such ADSs until the expiration of the U.S. Offer as so extended, or (iii) waive such condition and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all ADSs validly tendered into the U.S. Offer before its Expiration Date and not withdrawn.

   If any condition to the Venezuelan Offer is not satisfied, Purchaser may, subject to applicable Venezuelan law and regulations (including approval from the Venezuelan securities commission), (i) terminate the Venezuelan Offer and return all tendered Shares to tendering securityholders, (ii) extend the Venezuelan Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Venezuelan Offer as so extended, or
(iii) waive such condition and purchase all Shares validly tendered into the Venezuelan Offer before its Expiration Date and not withdrawn.

   THE BOARD OF DIRECTORS OF MAVESA (I) HAS DETERMINED THAT THE TERMS OF THE OFFERS ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF ADSs AND SHARES AND (II) RECOMMENDS THAT ALL HOLDERS OF ADSs AND SHARES ACCEPT THE OFFERS AND TENDER THEIR ADSs AND SHARES PURSUANT TO THE OFFERS.

   Tendering holders of ADSs or Shares who are the record owner of such securities and who tender such securities in the Offers will not have to pay brokerage fees or similar expenses. If tendering holders own their Shares or ADSs through a broker or other nominee, their broker or nominee may charge them a fee for tendering such securities.

   For purposes of the U.S. Offer, Purchaser shall be deemed to have accepted for purchase, and thereby purchased, ADSs validly tendered and not properly withdrawn if, as and when Purchaser gives written notice to The Bank of New York (the "ADS Receiving Agent") of Purchaser's acceptance of such ADSs for purchase. In all cases, payment for ADSs accepted for purchase pursuant to the U.S. Offer will be made by depositing the purchase price with the ADS Receiving Agent, which will act as agent for tendering ADS holders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering ADS holders. In all cases, payment for ADSs will be made only after timely receipt by the ADS Receiving Agent of American Depositary Receipts ("ADRs") evidencing such ADSs (or of a confirmation of a book-entry transfer of such ADSs into the ADS Receiving Agent's account at The Depositary Trust Company), a properly completed, duly executed ADS Letter of Transmittal or an agents message in connection with a book-entry transfer and all other required documents. Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the holder desires to tender such ADSs. Please see Section 3 of the U.S. Offer to Purchase for full details on the procedures for tendering ADSs.

   For purposes of the Venezuelan Offer, Purchaser shall be deemed to have purchased Shares validly tendered and not properly withdrawn if, as and when Purchaser gives written notice to Provincial Casa de Bolsa (the "Share Receiving Agent") to such effect. In all cases, payment for Shares will be made by depositing the purchase price with the Share Receiving Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares will be made only after timely receipt by the Share Receiving Agent of a properly completed, duly executed Share Letter of Transmittal and all other required documents. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the holder desires to tender such Shares. Please see Section 7 of the Venezuelan Offer to Purchase for full details on the procedures for tendering Shares.

   Under no circumstances will interest be paid on the purchase price for the tendered Shares or ADSs, regardless of any delay in making such payment or extension of the Expiration Date of either or both Offers.

   The term "Expiration Date" shall mean 4:00 p.m., New York City time (5:00 p.m. Caracas time), on Tuesday, March 27, 2001, unless Purchaser shall have extended, consistent with applicable laws and regulations, the period of time for which the U.S. Offer or Venezuelan Offer is open, in which event the term "Expiration Date" with respect to such Offer shall mean the latest time and date at which such Offer, as so extended by Purchaser, shall expire.

   Purchaser expressly reserves the right, in its sole discretion, subject to applicable law, at any time or from time to time, to extend for any reason the period of time during which the U.S. Offer is open, including upon the occurrence of any of the events specified in Section 16 of the U.S. Offer to Purchase and thereby delay acceptance for purchase of, or payment for, the ADSs tendered into the U.S. Offer, as so extended, by giving oral or written notice of such extension to the ADS Receiving Agent.

   Purchaser expressly reserves the right, subject to applicable Venezuelan law and regulations (which requires prior approval of any extension of the Venezuelan Offer by the Venezuelan securities commission), at any time or from time to time, to extend the period of time during which the Venezuelan Offer is open, including upon the occurrence of any of the events specified in Section 6 of the Venezuelan Offer to Purchase, and thereby delay purchase of, or payment for, the Shares tendered into the Venezuelan Offer, as so extended, by giving oral or written notice of such extension to the Share Receiving Agent.

   Any such extension of the U.S. Offer or the Venezuelan Offer will be followed as promptly as practicable by public announcement thereof.

   In general, a U.S. Holder (as defined in Section 7 of the U.S. Offer to Purchase and Section 4 of the Supplement) who sells Shares or ADSs pursuant to the Offers will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such

U.S. Holder's adjusted tax basis in the Shares or ADSs sold pursuant to the Offers. Generally, gain on the sale of ADSs realized by a nonresident of Venezuela will not be subject to Venezuelan income tax. The Caracas Stock Exchange will withhold tax at a rate of 1% on the gross amount of the payments made to those shareholders whose tendered Shares are purchased in the Venezuelan Offer, although certain persons may be entitled to relief from such withholding under an applicable treaty. A holder of Shares or ADSs should consult with its tax advisors as to the particular tax consequences of the Offers to it, including the applicability and effect of the alternative minimum tax and any state, local, federal or Venezuelan or other foreign income and other tax law consequences of the Offers. See Sections 7 and 8 of the U.S. Offer to Purchase and Section 6 of the Venezuelan Offer to Purchase and Section 4 of the Supplement.

   Tenders of ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date of the U.S. Offer and, unless theretofore accepted for payment pursuant to the U.S. Offer, also may be withdrawn at any time after Sunday, April 22, 2001. Except as otherwise provided in Section 4 of the
U.S. Offer to Purchase, tenders of ADSs pursuant to the U.S. Offer are irrevocable. To be an effective withdrawal from the U.S. Offer, a written notice of withdrawal (facsimiles will be accepted) must be timely received by the ADS Receiving Agent at the address set forth in the U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and, if different from that of the person who tendered such ADSs, the name of the registered holder of such ADSs. If ADRs (evidencing the ADSs to be withdrawn) have been delivered to the ADS Receiving Agent, a signed notice of withdrawal with, except in the case of ADRs tendered by an eligible institution, signatures guaranteed by an eligible institution and which specifies the serial numbers of such ADRs must be submitted to the ADS Receiving Agent prior to the release of such ADRs. In the case of ADSs tendered by book-entry transfer, the notice of withdrawal must also specify the name of the accountholder and number of the account at one of the book-entry transfer facilities to be credited with the withdrawn ADSs.

   Tenders of Shares made pursuant to the Venezuelan Offer may be withdrawn at any time prior to the Expiration Date of the Venezuelan Offer. Except as otherwise provided in Section 2 of the Supplement, tenders of Shares pursuant to the Venezuelan Offer are irrevocable. To be an effective withdrawal from the Venezuelan Offer, a notarized written notice of withdrawal (facsimiles or copies will not be accepted) must be timely received by the Share Receiving Agent at the address set forth in the Venezuelan Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and, if different from that of the person who tendered such Shares, the name of the registered holder of such Shares.

   None of Purchaser, the Share Receiving Agent, the ADS Receiving Agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

   The information with respect to the U.S. Offer which is required to be disclosed by paragraph (d)(1) of Rule l4d-6 under the Securities Exchange Act of 1934 is contained in the U.S. Offer to Purchase and is incorporated herein by reference. The information with respect to the Venezuelan Offer which is required to be disclosed by paragraph (d)(1) of Rule l4d-6 under the Securities Exchange Act of 1934 is contained in the Venezuelan Offer to Purchase and Supplement and is incorporated herein by reference.

   Mavesa has provided to the Purchaser its lists of holders of Shares and ADSs and security position listings for the purpose of disseminating the U.S. Offer to all holders of ADSs and the Venezuelan Offer to all holders of Shares who are U.S. persons. The U.S. Offer to Purchase and ADS Letter of Transmittal and any other relevant materials will be mailed promptly to all record holders of ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on the ADS holder lists or, if applicable, who are listed as a participant in a clearing agency's security position listing for subsequent transmittal to beneficial owners of ADSs. The Venezuelan Offer to Purchase, the Supplement, Share Letter of Transmittal and any other relevant materials will be mailed promptly to all record holders of Shares who are U.S. persons and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on the shareholder lists or, if applicable, who are listed as a participant in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares who are U.S. persons.

   The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer. The Venezuelan Offer to Purchase and Supplement and the related Share Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Venezuelan Offer.

   Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal, the Venezuelan Offer to Purchase, the Supplement, the Share Letter of Transmittal and other related materials may be directed to the information agent at its address and telephone numbers set forth below. A holder of Shares or ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

                    The Information Agent for the Offers is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 Banks and brokers call collect: (212) 750-5833
                   All others call toll free: (888) 750-5834

                               ----------------

                          The ADS Receiving Agent is:

                              The Bank of New York

    By Mail:                By Facsimile:           By Hand/Overnight Courier:
Tender & Exchange  (for Eligible Institutions only)  Tender & Exchange Dept.
      Dept.                (212) 815-6213               101 Barclay Street
 P.O. Box 11248                                     Receive and Deliver Window
  Church Street                                        New York, N.Y.  10286
     Station
 New York, N.Y.
    10286-1248          Confirm by Telephone:
                           (212) 815-6173

                               ----------------

                         The Share Receiving Agent is:

                         Provincial Casa de Bolsa, S.A.
                       Avenida Este 0 con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                           Telephone: +(582) 504-5911
                           Facsimile: +(582) 504-5378

February 21, 2001